As filed with the Securities and Exchange Commission on December 28, 2014

                           Registration No. 333-195427

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM S-1/A
                        (Post-Effective Amendment No. 2)

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

--------------------------------------------------------------------------------
                              SIGNAL ADVANCE, INC.
             (Exact name of registrant as specified in its charter)
--------------------------------------------------------------------------------
           Texas                      8731                    76-0373052
  (State or jurisdiction       (Primary Standard           (I.R.S. Employer
     of Incorporation       Industrial Classification     Identification No.)
     or organization)              Code Number)

                               2520 County Road 81
                             Rosharon, Texas  77583
                                 (713) 510-7445

   (Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)
--------------------------------------------------------------------------------
                                   Chris Hymel
                                    President
                               Signal Advance, Inc.
                               2520 County Road 81
                              Rosharon, Texas 77583
                                 (713) 510-7445

           (Name, address, including zip code, and telephone number,
                    including area code, of agent for service)
--------------------------------------------------------------------------------
                                    Copy to:

                        Law Offices of Richard C. Seltzer
                                 Attorney at Law
                             2211 Norfolk, Suite 400
                              Houston, Texas  77098
                                  (713)522-7333

        Approximate date of commencement of proposed sale to the public:
     From time to time after this Registration Statement becomes effective.
--------------------------------------------------------------------------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.[X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of 'large accelerated filer,' 'accelerated filer,' and 'smaller reporting company' in Rule 12b-2 of the Exchange Act:

 Large accelerated Filer [ ]                      Accelerated Filer         [ ]
 Non-accelerated Filer   [ ]                      Smaller reporting company [X]
  (Do not check if a smaller reporting company)


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

EXPLANATORY NOTES:

Signal Advance, Inc., a Texas corporation (the "Company"), filed a Registration Statement on Form S-1 with the Securities and Exchange Commission ("SEC") on November 18, 2013 (File Number 333-192374), which was declared effective on December 13, 2013, for the purpose of registering shares of common stock, offered for sale by Selling Security Holders, under the Securities Act of 1933. This Registration Statement was subsequently amended (Post-Effective Amendment No. 1) by the filing, with the SEC, a new Registration Statement on Form S-1 (File Number 333-195427) on May 15, 2014, which was declared effective on May 21, 2014. Herein, the above referenced Registration Statement, as amended, will be referred to as the "Registration Statement". The information set forth in the Registration Statement and all exhibits thereto are hereby incorporated by reference in this filing.

The registrant is filing this Post-Effective Amendment No. 2 to Registration Statement referenced above with the SEC for the purpose of incorporating herein, by reference, the information contained in the Registrant's Annual Report on Forms 10-K and 10-K/A for the fiscal year ended December 31, 2014, subsequently amended, the Registrant's Quarterly Reports (on Forms 10-Q and 10-Q/A) and Current Reports (on Form 8-K) that have been filed with the SEC subsequent to May 15, 2014, being filed pursuant to Section 10(a)(3) of the Securities Act and the undertakings in Item 17 of the Registration Statement to update and supplement the information contained therein. This Post-Effective Amendment No. 2 includes the updated information provided in the aforementioned reports.

The information included in this Post-Effective Amendment No. 2 updates and supplements the Registration Statement and the Prospectus contained therein. This Post-Effective Amendment No. 2 should be read in conjunction with the Registration Statement and with Registrant's other SEC filings made subsequent to the filing of the Prior Registration Statement, including any amendments to those filings. This Post-Effective Amendment No. 2 does modifies the following Items of the prospectus that forms a part of the Registration Statement:
1) Item 10 - Interests of Named Experts and Counsel, 2) Item 11k - Directors and Executive Officers and 3) Item 12 - Incorporation of Certain Information by Reference. All other Items under Part I have been omitted. Under Part II, there are no changes to Item 14, Indemnification of Directors and Officers.

Table of Contents

                                     PART I

INTERESTS OF NAMED EXPERTS AND COUNSEL (Item 10)............................5

DIRECTORS AND EXECUTIVE OFFICERS (Item 11k).................................5

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE (Item 12).................8


                                     PART II

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (Item 13).......................9

RECENT SALES OF UNREGISTERED SECURITIES (Item 15)...........................9

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES (Item 16).......................11

UNDERTAKINGS (Item 17).....................................................12

PART I

INTERESTS OF NAMED EXPERTS AND COUNSEL (Item 10)

The following individuals have rendered opinions that are referenced in this registration statement. Some of these experts own shares of the common stock of the Company. While none of the stock issuances were made on a contingent basis, in the interest of full disclosure, the following information is provided.

LBB & Associates, Ltd., LLP, Certified Public Accountants ("LBB") is an independent registered accounting engaged to audit the financial statements of the Company for the fiscal year ended December 31, 2014 and to review the financial statements of the Company for six months ended June 30,2015 and 2014, the nine months ended September 30, 2015 and 2014 and the three months ended March 31, 2015. The fees paid to LBB to date totaled $16,850. LBB has no interest in the Company.

Richard C. Seltzer, attorney-at-law, provided a legal opinion regarding the validity of common stock owned by Selling Shareholders listed in this registration statement. Mr. Seltzer serves as a member of the Company's Board of Directors and, as of April 1, 2014, owns just over 1% of the Company's total issued and outstanding common stock (See Item 11m - Security Ownership of Certain Beneficial Owners).

David G. Henry, a registered patent attorney, provided his opinion regarding the intellectual property of the Company. As of April 1, 2014, Mr. Henry owns less than 0.1% of the Company's total issued and outstanding common stock.

Harold L. Russell, Ph.D., provided an opinion regarding the proprietary technology of the Company. As of the date of this Amendment, Dr. Russell owns less than 0.2% of the Company's total issued and outstanding common stock.


DIRECTORS AND EXECUTIVE OFFICERS (Item 11k)

The following table sets forth the names, positions and ages of the current SAI Directors and Officers. Directors are elected during the annual shareholders' meeting and serve for one year and until their successors are elected and qualify. Officers are elected by our board of directors and their terms of office are at the discretion of our board. There are no family relationships among our directors, executive officers, director nominees or significant employees. Two of our Directors are independent per NASDAQ listing standards.

     Director/Officer      Age     Title
     ----------------      ---     -----
     Chris Hymel            57     Director, President/Treasurer
     Malcolm Skolnick       80     Director, Secretary
     Ron Stubbers           53     Director, Vice-President
     Richard Seltzer        61     Director

All directors hold office until the next annual meeting of the shareholders of the Company and until their successors have been duly elected and qualified. The Company's Bylaws provide that the Board of Directors will consist of no less than three members. Officers are elected by and serve at the discretion of the Board of Directors.

BIOGRPAHIES:

Chris M. Hymel, Ph.D. (President/Treasurer, Director):

Dr. Hymel, an experienced entrepreneur, founded the Company in 1992 and has served as a director and its President and Treasurer since its inception. Dr. Hymel previously founded a computer systems and networking consulting and development firm, and later, a medical-legal firm which developed over 60 animations used in litigation support. He also on the board of a non-profit corporation, Educational Enrichment Center through 2009. Professional experience also includes technology development at the University of Texas, Neurophysiology Research Center, including the development of proprietary neurostimulation, signal generation and data acquisition systems, and control systems engineering for Shell Oil & Shell Development Companies and Johnson Controls, Inc. Dr. Hymel holds a doctorate in biomedical sciences from the University of Texas Health Science Center. Houston as well as Bachelor's and Master's degrees in electrical engineering from Texas A&M University. Dr. Hymel holds multiple patents and has authored a number of scientific/technical publications. Dr. Hymel, developed the proprietary Signal Advance technology and successfully demonstrated temporally advanced detection of a range of analog (including bioelectric) signals in his doctorate research completed at the University of Texas Health Science Center in August 2010.


Malcolm Skolnick, Ph.D., J.D. (Secretary, Director):

Dr. Skolnick received his Ph.D. in physics from Cornell University and J.D. from the University of Houston Law Center. He retired in 2008 after ten years as a Director, President/CEO of CytoGenix, Inc., a publicly traded, development stage biotechnology firm in Houston Texas. Prior to joining CytoGenix, Dr. Skolnick, a tenured professor, held academic positions in the Medical School, the Graduate School of Biomedical Sciences and the School of Public Health
(SPH) of the University of Texas Health Science Center, Houston (UTHSC). In addition to his service as a Department Chair in the Medical School and professorial duties, Dr. Skolnick directed the UTHSC Office of Technology Management, overseeing the University's activities in protecting and licensing its technology portfolio. He also headed the Neurophysiology Research Center and served as principal investigator of several clinical trials in pain management, smoking cessation and reduction of withdrawal symptoms in drug addiction. Dr. Skolnick also serves as Director and Vice President of the Southwest Health Technology Foundation, Resolution Forum, Inc., Responsible Community Design International, Inc., and Hudson Forest Homeowners' Association. He has served as an expert witness in intellectual property, product liability, and accident reconstruction matters. Dr. Skolnick is a registered patent attorney, patented inventor and is licensed to practice law in the State of Texas. In addition to his service on various corporate boards, since his retirement from CytoGenix, Inc., he has been active in patent prosecution and licensing for selected clients and has been an invited lecturer at several local universities.

Ron A. Stubbers, B.S., M.B.A., (Vice-President, Director):

Mr. Stubbers has been developing and manufacturing electronic biomedical devices for over 20 years, much of it while VP of Engineering and VP of Operations for Neuroscan, Inc. and its successor Compumedics, USA from 1991-2003, and aDEPtas, Inc. and its successor InGeneron, Inc. from 2004-Present. His experience includes development and production of medical devices ranging from neurostimulation systems to EEG acquisition and analysis systems. He has also worked in the areas of product design and manufacturing engineering, quality, regulatory and technical support for startup companies. Mr. Stubbers has managed corporate ISO/EN/QSR quality management systems requirements and compliance and European CE and FDA 510K Class II as well as other regulatory approvals for world-wide medical device distribution. Mr. Stubbers received his bachelor's degree in electrical engineering from the University of Idaho in 1985, completed graduate coursework at the University of Texas, Graduate School of Biomedical Sciences and at Rice University, and completed his MBA at the University of Houston (2013).


Richard C. Seltzer, J.D., LL.M. (Director):

Mr. Seltzer received his J.D. from South Texas College of Law in 1981 and his LL.M. in Taxation from the University of Florida in 1982. Mr. Seltzer has been in private practice for more than thirty years representing both established and startup businesses in acquisitions and mergers, financial and tax issues, contractual matters, shareholder disputes, real estate acquisitions and general business litigation in Texas State Courts. His practice includes arranging viable capital infusions for ongoing businesses, negotiating business and real estate related contracts. He has handled the licensing of proprietary information for a non-profit organization in Texas. He also continues to successfully represent numerous taxpayer corporations and individuals before the Internal Revenue Service, including both its Appellate and Collection Divisions as well as representing taxpayers for matters filed with the U.S.
Tax Court. For more than fifteen years Mr. Seltzer has been a frequent invited speaker covering general business topics at the People's Law School in conjunction with the University of Houston Law School. He is also an approved mediator in the State of Texas having received his certification in 2008.
Mr. Seltzer has continued to serve as a member of the Board of Directors of Bridges to Life, a nonprofit organization in Houston, since 2003. He was appointed in 2011 as a member of the Board of Directors of STARBASE, Inc., a federally funded educational program working in conjunction with the Department of Defense and the National Guard that works with upper elementary school students particularly interested in math, science, engineering and technology related programs. In addition, Mr. Seltzer serves on the Boards of Directors of the following Texas corporations: Atlas Management, Inc. (appointed in 2000), Innovative Tooling and Accessories, Inc. (appointed in
2007), Intuitec, Inc. (appointed in 2003), Milsob Properties, Inc.
(appointed in 2008). He has also served on the Board of Directors of Delta Shaver Company, Inc., a Delaware corporation since 2011.


Significant Employees:   None

Family Relationships:    None

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE (Item 12)

The SEC allows us to incorporate by reference into this Registration Statement information from other documents that we file with the SEC, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Post Effective Amendment No. 2 to the Registration Statement.

Any statement contained in a document incorporated by reference into this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this document, any Registration Statement supplement or any other subsequently filed document that is incorporated by reference into this Registration Statement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

We incorporate by reference the documents listed below:


- the Company's Annual Reports:

  Form 10-K for the year-ended December 31, 2014, filed March 31, 2015
  Form 10-K/A for the year-ended December 31, 2014, filed April 3, 2015 Form 10-K/A for the year-ended December 31, 2014, filed November 10, 2015 Form 10-K/A for the year-ended December 31, 2014, filed November 10, 2015 Form 10-K/A for the year-ended December 31, 2014, filed November 24, 2015


- the Company's Quarterly Reports:

  Form 10-Q for the six months ended June 30, 2014, filed August 14, 2014, Form 10-Q/A for the six months ended June 30, 2014, filed August 22, 2014, Form 10-Q for the nine months ended September 30, 2014, filed November 6, 2014,
  Form 10-Q for the three months ended March 31, 2015, filed May 15, 2015, Form 10-Q for the six months ended June 30, 2015 filed, August 11, 2015, Form 10-Q/A for the three months ended March 31, 2015, filed November 10, 2015,
  Form 10-Q/A for the six months ended June 30, 2015,
    filed November 10, 2015,
  Form 10-Q for the nine months ended September 30, 2015, filed November 13, 2015


- the Company's Current Reports:

  Form 8-K, filed June 3, 2014,
  Form 8-K, filed June 27, 2014,
  Form 8-K, filed July 28, 2014,
  Form 8-K, filed September 3, 2014
  Form 8-K, filed July 10, 2015.

PART II
                     Information Not Required in Prospectus

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (Item 13)

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, all of which will be borne by the Company. All amounts are estimates, other than the SEC registration fee.

               SEC Registration              $  1,141
               FINRA                         $    200
               DTC Eligibility               $ 10,000
               Accounting/Auditing           $ 31,450
               EDGAR XBRL Conversion         $  7,000
               Legal Fees                    $ 17,500
               Transfer Agent                $  3,970
               Miscellaneous                 $  2,500
                                            ----------
               Total                         $ 73,761
                                            ==========


RECENT SALES OF UNEGISTERED SECURITIES (Item 15)

During the year-ended December 31, 2011, the Company made the following Common Stock issuances:

  1) 120,000 shares of common stock were issued in exchange for services rendered by Directors, Officers and consultants valued at $120,000

  2) One of the Company's Directors acquired 10,000 shares valued at $10,000.

A 4 for 1 reverse split became effective on September 1, 2011. As such, the 'post' 4 for 1 reverse split equivalent number of shares of common stock issued during 2011 was 30,000 shares.

During the year-ended December 31, 2012, the Company made the following Common Stock issuances:

  1) 63,250 shares of common stock valued at $63,000 were issued in a private placement, specifically a 'rights' offering, made available to existing shareholders.

  2) 229,000 shares valued at $229,000 were issued in exchange for services rendered.

During the year ended December 31, 2013, the Company made the following Common Stock issuances:

  1) 1,000,000 shares were issued to the Company's President per the terms of IP assignment agreement valued at $1,000,000.

  2) 116,750 shares were issued in exchange for services rendered valued at $116,750.

During the year ended December 31, 2014, the Company made the following Common Stock issuances:

  1) 121,667 shares of common stock to various individuals for cash proceeds of $156,500;

  2) 145,000 shares of the Company's common stock valued at $145,000 to repay $145,000 of the related party line of credit.

  3) 461,334 shares of common stock valued at $627,001 to five consultants in exchange for services.

  4) 25,000 shares of common stock valued at $25,000 to members of the Board of Directors in exchange for services.

During the nine months ended September 30, 2015, the Company made the following Common Stock issuances:

  1) 46,667 shares of common stock valued at $70,000 to consultants in exchange for services.

  2) 10,000 shares of common stock valued at $15,000 to Officers and Members of the Board of Directors in exchange for services.

  3) 50,000 shares of common stock valued at $50,000 to partially repay the line of credit-shareholder balance.

Subsequent to September 30, 2015, the Company issued 80,000 shares of common stock valued at $60,000 to partially repay the line of credit-shareholder balance.

These issuances of unregistered were exempt pursuant to Section 4(2) of the Securities Act as these were privately negotiated transactions in which there was no advertising and no commissions paid. Accordingly, the stock certificates representing these shares were issued with restrictive legends indicating that the shares have not been registered and may not be traded until registered or otherwise exempt from registration.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES (Item 16)

(a) Financial Statements are included in the Registration Statement filed on May 15, 2014, beginning on page 43: Financial Statements (Item 11e)

(b) Exhibits

 Exhibit Description                                         Reference
 ------- -----------                                         ---------

   3.1   Articles of Incorporation of Registrant - 04JUN92   Filed previously
   3.2   Articles of Amendment of the Registrant - 22SEP04   Filed previously
   3.3   Articles of Amendment of the Registrant - 11JUL05   Filed previously
   3.4   Articles of Amendment of the Registrant - 02JUL07   Filed previously
   3.5 Resolution Relating to a Series of Shares of the Filed previously Registrant - 26JUL11
   3.6   Corporate Bylaws of Registrant                      Filed previously
   5.1   Opinion of Richard C. Seltzer, Atty.                Filed previously
  10.1   Commercial Lease Agreement                          Filed previously
  10.2   Line of Credit Promissory Note                      Filed previously
  10.3   Executive Consulting Agreement                      Filed previously
  10.4   Intellectual Property Assignment                    Filed previously
  10.5   Business Development Agreement                      Filed previously
  10.6   Business Development and Commercialization          Incorporated by
            Agreement                                          reference*
  14.1   Code of Ethics and Business Conduct                 Filed previously
  23.1   Consent of Bobby J. Hutton, CPA, Independent        Filed previously
            Registered Public Accountant
  23.2   Consent of Richard C. Seltzer, Esq., Legal Counsel  Filed previously
  23.3   Consent of David G. Henry, Reg. Patent Atty.        Filed previously
  23.4   Consent of Harold L. Russell, Ph.D.                 Filed previously
  23.5   Consent of LBB & Associates, Ltd., LLP              Filed herein
  99.1   Expert Opinion, David G. Henry, Reg. Patent Atty.   Filed previously
  99.2   Expert Opinion, Harold L Russell, Ph.D.,            Filed previously
            NeuroMedics Technology, Inc.
  99.3 Letter of Collaboration, Larry S Micheletti, Ph.D., Filed previously UTMB Health, Dept. of Pediatrics
  99.4 Letter of Collaboration, Edgar Sanchez-Sinencio, Filed previously Ph.D., Texas A&M University, Dept. of Electrical and Computer Engineering
  99.5 Letter of Collaboration, Hue Ten Shih, MD, MPH, Filed previously Center for Cardiac Arrhythmias
  99.6   Copy of First Confidential Draft Registration       Filed previously
            Statement on Form S-1 including Exhibits
  99.7 Copy of Second Confidential Draft Registration Filed previously Statement on Form S-1 including Exhibits
  99.8   Copy of Third Confidential Draft Registration       Filed previously
            Statement on Form S-1 including Exhibits
  99.9 Copy of Fourth Confidential Draft Registration Filed previously Statement on Form S-1 including Exhibits
  99.10  Copy of Fifth Confidential Draft Registration       Filed previously
            Statement on Form S-1 including Exhibits
  99.11  Copy of Sixth Confidential Draft Registration       Filed previously
            Statement on Form S-1 including Exhibits

* Incorporated herein by reference to the copy of such document included as
  Exhibit 10.1 to our Current Report on Form 8-K filed on September 3, 2014.

UNDERTAKINGS (Item 17)

The undersigned registrant hereby undertakes:

 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)(230. 424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement; and

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser:

     The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the "Selling Shareholder" will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

     (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

    (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2),
         (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i),
         (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an under-writer, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on December 28, 2015.


                                      SIGNAL ADVANCE, INC.

                                      By: /s/ Chris M. Hymel

                                      Chris M. Hymel,
                                      President and Treasurer


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

SIGNATURE                TITLE                                DATE
-----------------------  -----------------------------------  -----------------

/s/ Chris M. Hymel       Chairman of the Board of Directors,  December 28, 2015
Chris M. Hymel           President and Treasurer (Principal
                         Executive, Financial and Accounting
                         Officer)


/s/ Malcolm H. Skolnick  Member of the Board of Directors,    December 28, 2015
Malcolm H. Skolnick      Secretary


/s/ Richard C. Seltzer   Member of the Board of Directors     December 28, 2015
Richard C. Seltzer